ELITE PHARMACEUTICALS ANNOUNCES CONVERSION OF TREPPEL BRIDGE LOAN

TO CONVERTIBLE NOTE

NORTHVALE, N.J. – November 26, 2013 – Elite Pharmaceuticals, Inc. ("Elite”) (OTCBB: ELTP) announced today that Jerry Treppel, Elite’s Chairman of the Board, has elected to convert the outstanding principal amount owed as part of the $1 million Treppel Credit Line to an unsecured convertible note (“Note”). The Treppel Credit Line remains in effect and is available, in full, through July 2014, the remaining term of the credit line.

Pursuant to the terms of the Treppel Credit Line, all unpaid principal amounts carried an interest rate of 10%, and required payment in full on or before July 31, 2014. The current principal amount of $600,000 due under the Treppel Credit Line has now been converted to an interest free, convertible note, which matures in November 2016. The convertible note can be paid via the issuance of common stock in lieu of cash, at the option of Mr. Treppel and in accordance with the Note.

Mr. Treppel stated that "Elite is now in the best financial, operational, and product development position in its history. Elite is only days away from the beginning of its first human clinical trial on its twice daily oxycodone/naltrexone product. I welcome the opportunity to substantially increase my equity position in the company.”

Additional details regarding the convertible note will be included in a Current Report on Form 8-K which will be filed with the Securities and Exchange Commission.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has six commercial products currently being sold, an additional product approved and soon to be launched, eleven approved products pending manufacturing site transfer and two additional products under review pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.) and has partnered with Epic Pharma for the manufacturing and distribution of eleven approved products pending manufacturing site, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com